EXHIBIT 1.2

Pricing Agreement

April 26, 2007

Wachovia Capital Markets, LLC

Citigroup Global Markets Inc.,

    As Representatives of the several

    Underwriters named in Schedule I hereto

c/o Wachovia Capital Markets, LLC

Two Wachovia Center

301 South Tryon Street

Charlotte, North Carolina 28288

Ladies and Gentlemen:

Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 26, 2007 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Debt Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 13 of the Underwriting Agreement and the address of the Representatives referred to in such Section 13 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Firm Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Everest Reinsurance Holdings, Inc.

By:	/S/ CRAIG E. EISENACHER
Name:	Craig E. Eisenacher
Title:	Executive Vice President and Chief Financial Officer

Accepted as of the date hereof:

As Representatives of the Underwriters Named in Schedule I hereto:

Wachovia Capital Markets, LLC

By:	/S/ JEREMY SCHWARTZ
Name:	Jeremy Schwartz
Title:	Vice President

Citigroup Global Markets Inc.

By:	/S/ CHANDRY HARJANI
Name:	Chandry Harjani
Title:	Vice President

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SCHEDULE I

Underwriter	Principal Amount of Firm Designated Securities to Be Purchased
Wachovia Capital Markets, LLC	$160,000,000
Citigroup Global Markets Inc.	100,000,000
Deutsche Bank Securities Inc.	30,000,000
HSBC Securities (USA) Inc.	30,000,000
J.P. Morgan Securities Inc.	30,000,000
Banc of America Securities LLC	10,000,000
Greenwich Capital Markets, Inc.	10,000,000
ING Financial Markets LLC	10,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	10,000,000
UBS Securities LLC	10,000,000

Total	$400,000,000

SCHEDULE II

Title of Designated Securities:

6.60% Fixed to Floating Rate Long Term Subordinated Notes (LoTSSM) due 2067

Aggregate Principal Amount:

$400,000,000

Price to Public:

99.909% of the principal amount of the Designated Securities plus accrued interest, if any, from May 3, 2007

Purchase Price by Underwriters:

98.909% of the principal amount of the Designated Securities plus accrued interest, if any, from May 3, 2007

Specified Funds for Payment of Purchase Price:

New York Clearing House same-day funds

Accountants’ Letter to be Delivered on Date of Pricing Agreement:

Yes.

Indenture:

Indenture dated as of November 14, 2002 (the “Original Indenture”), between the Company and JPMorgan Chase Bank, as trustee, as supplemented by the Fourth Supplemental Indenture to be dated as of May 3, 2007 (the “Fourth Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor trustee

Maturity:

Scheduled Maturity Date:

May 15, 2037 (or if such day is not a business day, the following business day)

Final Maturity Date:

May 1, 2067 (or if such date is not a business day, the following business day)

Interest Rate and Interest Payment Dates:

Fixed Interest Rate Period:

The LoTSSM will bear interest from and including May 3, 2007 to but excluding May 15, 2017 at an annual rate of 6.60%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007.

Floating Interest Rate Period:

From and including May 15, 2017, the LoTSSM will bear interest at an annual rate equal to three month LIBOR plus 2.385%, reset quarterly, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2017.

Deferral:

So long as no event of default with respect to the LoTSSM has occurred and is continuing, the Company has the right, on one or more occasions, to defer the payment of interest on the LoTSSM for up to ten consecutive years without giving rise to an event of default.

Redemption Provisions:

On or after May 15, 2017, in whole or in part at 100% of the principal amount plus accrued and unpaid interest.

Prior to May 15, 2017, in whole but not in part at the applicable redemption price, which will equal the greater of (x) 100% of the principal amount of the LoTSSM being redeemed and (y) the present value of a principal payment on May 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to May 15, 2017 on the LoTSSM being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus 0.50% in the case of a rating agency event or tax event and 0.25% in all other cases., in each case plus accrued and unpaid interest.

Replacement Capital Covenant:

Yes.

Sinking Fund Provisions:

No Sinking Fund Provisions.

Electronic Road Show:

None.

Applicable Time:

3:52 p.m., New York City time, on April 26, 2007

Time of Delivery:

10:00 a.m., New York City time, on May 3, 2007

Closing Location for Delivery of Designated Securities:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Names and Addresses of Representatives:

Designated Representatives:

Wachovia Capital Markets, LLC

OR

Citigroup Global Markets Inc.

Address for Notices, etc.:

c/o Wachovia Capital Markets, LLC

Two Wachovia Center

301 South Tryon Street

Charlotte, North Carolina 28288

SCHEDULE III

Issuer Free Writing Prospectus

April 26, 2007

FINAL TERM SHEET

Issuer:	Everest Reinsurance Holdings, Inc.

Principal Amount:	$400,000,000

Security Type:	Junior Subordinated Notes (LoTSSM) due 2067

Legal Format:	SEC Registered

Trade Date:	April 26, 2007

Settlement Date:	May 3, 2007 (T+5)

Scheduled Maturity:	May 15, 2037, or if such date is not a business day, the following business day

Final Maturity:	May 1, 2067, or if such date is not a business day, the following business day

Price to Public:	99.909%

Interest during Fixed Rate Period:	From and including May 3, 2007 to but excluding May 15, 2017, at the annual rate of 6.60%, payable semi-annually in arrears on November 15 and May 15 of each year, commencing on November 15, 2007, subject to the Issuer’s right to defer interest on one or more occasions for up to ten consecutive years.

Interest during Floating Rate Period:	From and including May 15, 2017 through maturity at a floating rate based on the 3-month LIBOR Rate plus 238.5 basis points (2.385%), reset quarterly, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, subject to the Issuer’s right to defer interest on one or more occasions for up to ten consecutive years.

Benchmark Treasury:	4.625% due February 15, 2017

Benchmark Treasury Yield:	4.692%

Spread to Benchmark:	Plus 192 basis points (1.92%)

Yield to Public:	6.612%

Proceeds to Issuer Before Expenses:	$399,636,000

Commissions to Underwriters:	1.00% PER LOTSSM; $4,000,000 in the aggregate

Net Proceeds to Issuer After Deducting Underwriting Commissions and Expenses:	$394,886,000

Optional Redemption:

On or after May 15, 2017, in whole or in part at 100% of the principal amount plus accrued and unpaid interest.

Prior to May 15, 2017, in whole but not in part at the applicable redemption price, which will equal the greater of (x) 100% of the principal amount of the LoTSSM being redeemed and (y) the present value of a principal payment on May 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to May 15, 2017 on the LoTSSM being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus the applicable spread (as defined below), in each case plus accrued and unpaid interest.

Applicable Spread:	Applicable spread means 0.50% in the case of a rating agency event or tax event and 0.25% in all other cases.

Denominations:	$1,000 and integral multiples thereof

CUSIP/ISIN:	299808AE5 / US299808AE55

Book Running Managers:	Wachovia Capital Markets, LLC (Sole Structuring Coordinator) Citigroup Global Markets Inc.

Joint Lead Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. HSBC Securities (USA) Inc.

Co-Managers:	Banc of America Securities LLC Greenwich Capital Markets, Inc. ING Financial Markets LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

Terms used but not defined in this term sheet have the meanings assigned to them in the preliminary prospectus supplement dated April 26, 2007.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling:

Wachovia Capital Markets, LLC	1-866-289-1262

Citigroup Global Markets Inc.	1-877-858-5407